Exhibit 10.1

CONSULTING AGREEMENT

This CONSULTING AGREEMENT (“Consulting Agreement”) is made and entered into as of July 2, 2025 (“Effective Date”), by and between Althea Brown, an individual, with an address at [* * *] (“Consultant”) and LPL Financial LLC (“LPL”), with a place of business at 4707 Executive Drive, San Diego, CA 92121.

BACKGROUND

WHEREAS, prior to June 30, 2025, Consultant served as LPL’s chief legal officer and corporate secretary;

WHEREAS, the Consultant resigned as LPL’s chief legal officer and corporate secretary effective June 30, 2025, and her employment with LPL terminated on July 1, 2025 (the “Separation Date”);

WHEREAS, LPL desires to retain Consultant to be available to provide consulting services immediately following the termination of her employment in order to support an orderly transition of the responsibilities from Consultant to her successor;

WHEREAS, Consultant holds, as of the Effective Date, 5,400 unvested restricted stock units (“Unvested RSUs”) granted under the LPL Financial Holdings Inc. 2021 Omnibus Equity Incentive Plan (the “2021 Plan”); and

WHEREAS, LPL and Consultant intend for the provision of consulting services in accordance with this Consulting Agreement to constitute uninterrupted Employment (as defined in the 2021 Plan), such that cessation of Consultant’s Employment will not be triggered in accordance with Article 6 of the 2021 Plan with respect to any Unvested RSUs until the termination of this Consulting Agreement, and that the Unvested RSUs will continue to vest for the period ending on the last day of the Consulting Period (as defined below) pursuant to the terms of the applicable award agreement evidencing the Unvested RSUs and the 2021 Plan.

NOW, THERFORE, the parties hereby agree as follows:

1. Term and Termination. Effective as of the Effective Date, LPL agrees to engage Consultant to provide consulting services to LPL as directed by the chief executive officer of LPL (the “CEO”) during the period starting on the Effective Date and continuing through the close of business on September 20, 2025 (the “Consulting Period”). Consultant must cease work as of the effective date of termination of this Consulting Agreement and return all materials and equipment to LPL. LPL will pay Consultant for work performed through the termination date.

2. Compensation. In consideration of the services and release to be provided by the Consultant hereunder, LPL will relieve Consultant of the obligation to repay, as stated in Consultant’s June 15, 2023 offer letter with LPL, a portion of (1) Consultant’s Sign-On Bonus and (2) Consultant’s Relocation Package (in an aggregate amount of $269,573.07). Consultant specifically acknowledges that Consultant owes this amount to LPL and absent this agreement would be obligated to repay such monies. In addition, during the Consulting Period, the Unvested RSUs will continue to vest. On the day following the last day of the Consulting Period, any Unvested RSUs will be forfeited for no consideration.

3. Services. Consultant will provide the services described in Exhibit A attached hereto (the “Services”). To carry out the Services, Consultant will be entitled to use the LPL-issued laptop computer, and continue to have access to the LPL corporate email account Consultant currently uses (althea.brown@lplfinancial.com), during the Consulting Period. Consultant shall report to the CEO. Nothing in this Consulting Agreement will preclude Consultant from performing services for persons and/or entities other than LPL during the Consulting Period or thereafter. Consultant will remain subject to all applicable restrictions in the award agreements for the Unvested RSUs and the 2021 Plan.

4. Independent Contractor Relationship.

4.1 Independent Contractor Status. Consultant’s relationship with LPL will be that of an independent contractor, and nothing in this Consulting Agreement is intended to, or should be construed to, create a partnership, agency, joint venture or employment relationship. This Consulting Agreement will not entitle the Consultant to any of the benefits that LPL may make available to its employees, including group health, life insurance, profit-sharing or retirement benefits, paid time off or paid holidays; provided, however, that the provision of the Services in accordance with this Consulting Agreement will constitute uninterrupted Employment (as defined in the 2021 Plan) by Consultant for purposes of the Unvested RSUs. Consultant will be solely responsible for, and will file on a timely basis, all tax returns and payments required to be filed with, or made to, any federal, state or local taxing authority with respect to the performance of the Services and receipt of fees under this Consulting Agreement. Except with respect to the vesting and/or settlement of the Unvested RSUs pursuant to their terms, no part of Consultant’s compensation hereunder will be subject to withholding by LPL for the payment of any social security, federal, state or any other employee payroll taxes. LPL will report amounts paid to Consultant by filing a Form 1099-MISC with the Internal Revenue Service as required by law.

4.2 Method of Performing Services; Results. In accordance with LPL’s objectives, Consultant will determine the method, details and means of performing the services required by this Consulting Agreement, subject to LPL’s standards of performance and professionalism. LPL shall have no right to, and shall not, control the manner or determine the method of performing the Services, provided, however, that Consultant shall not subcontract any of her obligations under this Agreement without LPL’s prior written consent. Consultant shall provide the Services for which Consultant is engaged to the reasonable satisfaction of LPL.

4.3 Workplace, Hours and Instrumentalities. Consultant may perform the Services at any place or location and at such times as Consultant shall determine. Except as provided under Section 3 hereof, Consultant agrees to provide all tools and instrumentalities, if any, required to perform the Services. Whenever Consultant is present on LPL’s premises, Consultant shall comply with LPL’s applicable policies and procedures, including safety and physical and information security procedures (as the same may be amended from time to time).

4.4 Business Expenses. Consultant shall be responsible for all business expenses incurred in the course of providing the Services to LPL, unless otherwise approved by LPL.

4.5 Limitations on Authority. It is agreed that during the Consulting Period and thereafter Consultant shall have no right, power or authority to bind LPL, its subsidiaries or affiliates to the fulfillment of any condition, contract or obligation or to create any liability binding on LPL, its subsidiaries or affiliates. LPL will not be responsible for any expenses or liabilities incurred by Consultant.

5. Intellectual Property Rights and Confidentiality.

5.1 Intellectual Property Defined. “Intellectual Property” means any invention, formula, process, discovery, development, design, innovation or improvement (whether or not patentable or registrable under copyright statutes) made, conceived or first actually reduced to practice by Consultant, solely or jointly with others, during the term of this Consulting Agreement;

provided, however, that, as used in this Consulting Agreement, the term “Intellectual Property” shall not apply to any invention that Consultant develops on her own time, without using the equipment, supplies, facilities or trade secret information of LPL, unless such invention relates at the time of conception or reduction to practice of the invention (a) to the business of LPL, (b) to the actual or demonstrably anticipated research or development of LPL or (c) results from any work performed by Consultant for LPL.

5.2 Assignment of Rights to Intellectual Property. Consultant shall promptly and fully disclose all Intellectual Property to LPL. Consultant hereby assigns and agrees to assign to LPL (or as otherwise directed by LPL) Consultant’s full right, title and interest in and to all Intellectual Property. Consultant agrees to execute any and all applications for domestic and foreign patents, copyrights or other proprietary rights and to do such other acts (including the execution and delivery of instruments of further assurance or confirmation) requested by LPL to assign the Intellectual Property.

5.3 Confidentiality. Consultant reaffirms the validity of, and Consultant’s agreement to abide by, any confidentiality agreement previously executed by Consultant, which confidentiality agreement will remain in effect during the Consulting Period and survive the termination of this Consulting Agreement. Consultant acknowledges and agrees she is and remains bound by the provisions of Article 6 of the 2021 Plan, and Consultant hereby reaffirms the validity of the covenants set forth therein. Notwithstanding the foregoing, neither this Section 5.3 nor anything else in this Consulting Agreement shall restrict Consultant from communicating directly with a governmental agency or authority regarding a possible violation of federal law or regulation involving LPL or making other disclosures that are protected under the whistleblower provisions of federal law or regulation, in each case to the extent that a restriction on such communication or disclosure would violate applicable law.

6. Release.

6.1 General Release. Consultant, on Consultant’s own behalf, and on behalf of Consultant’s heirs, family members, executors, agents, and assigns, unconditionally, irrevocably and absolutely releases and discharges LPL, and any parent and subsidiary corporations, divisions and affiliated corporations, partnerships or other affiliated entities of LPL, past and present, as well as its and their respective former, present and future managers, officers, directors, employee benefit plans, employees, agents, shareholders, successors and assigns (collectively, “Released Parties”), from all claims, damages, demands, suits, obligations, omissions, rights, agreements or any other liabilities or causes of action of whatever nature, whether known or unknown, asserted or unasserted, actual or potential, in law or equity, that Consultant ever had, now has or shall have against the Released Parties relating to any event occurring up to the date Consultant signs this agreement, including but not limited to those relating to Consultant’s employment with LPL or the termination of that employment. This general release is intended to have the broadest possible application and includes, but is not limited to, any tort, contract, common law, constitutional or statutory claims including, but not limited to, alleged violations of Title VII of the Civil Rights Act of 1964, Section 1981 of the Civil Rights Act of 1866, Executive Order 11246, the Age Discrimination in Employment Act of 1967 (the “ADEA”), the Employee Retirement Income Security Act of 1974, the Occupational Safety and Health Act, the Rehabilitation Act of 1973, the Americans With Disabilities Act of 1990, the Civil Rights Act of 1991, the Family Medical Leave Act, the Equal Pay Act, the Worker Adjustment and Retraining Notification Act, the Sarbanes-Oxley Act, the Dodd-Frank Wall Street Reform and Consumer Protection Act, the New Jersey Conscientious Employee Protection Act, the New Jersey Law Against Discrimination, the New Jersey Family Leave Act, the Diane B. Allen Equal Pay Act, the Massachusetts Fair Employment

Practices Act, the Massachusetts Payment of Wages Law, the Massachusetts Minimum Fair Wages Law, the Massachusetts Civil Rights Act, the Massachusetts Equal Rights Act, the Massachusetts Equal Pay Act, the Massachusetts Labor and Industries Act, the Massachusetts Privacy Act, the Massachusetts Independent Contractor statute, the Massachusetts Earned Sick Time Law, and the anti-discrimination provisions of the Massachusetts Paid Family and Medical Leave Act, the California Labor Code, and California Fair Employment and Housing Act, South Carolina Payment of Wages Act, and South Carolina Human Affairs Law, the West Virginia Human Rights Act, all as amended; any other federal, state and local law, regulation, or other requirement relating to employment or termination of employment; and all claims to any non-vested ownership interest in LPL, contractual or otherwise, including but not limited to claims for stock, restricted stock, restricted stock units and/or stock options, except for any Unvested RSUs that will vest according to their terms during the term of this Consulting Agreement. This general release includes claims for wrongful termination, defamation, intentional or negligent infliction of emotional distress, retaliation, wage and hour law violations, intentional interference with contract, invasion of privacy, personal injury, public policy or breach of written or oral contract, agreement or understanding, express or implied, and all claims for attorneys’ fees, costs and expenses. By signing this Consulting Agreement and receiving all or part of the Compensation described in paragraph 2 above, Consultant acknowledges this agreement as a full and final accord and satisfaction and general release of all claims, known or unknown.

6.2 Exclusions from General Release & Additional Employee Protections. Excluded from the general release above are: (i) rights and claims which cannot be waived by law, including claims for workers’ compensation, unemployment compensation, and accrued and vested retirement benefits; (ii) claims arising after the date Consultant signs this agreement; (iii) claims for breach of this Consulting Agreement; and (iv) any rights to indemnification and/or advancement Consultant may have. Neither the general release above nor anything else in this agreement limits or affects Consultant’s rights to: (a) disclose or discuss sexual harassment or sexual assault disputes, or any other unlawful or unsafe LPL conduct or practices; (b) challenge the validity of the agreement under the ADEA or Older Workers Benefit Protection Act (“OWBPA”); (c) communicate with, file a charge or complaint with, provide documents or information voluntarily or in response to a subpoena or other information request to, or participate in an investigation or proceeding conducted by the Equal Employment Opportunity Commission, National Labor Relations Board, the U.S. Securities and Exchange Commission, the Financial Industry Regulatory Authority, the Occupational Safety and Health Administration, law enforcement, or any other federal, state or local agency charged with the enforcement of any laws; (d) testify or provide evidence either (i) in court pursuant to a subpoena or court order, or (ii) before a state legislature at the legislature’s request; or (e) engage in protected concerted activity under Section 7 of the NLRA or under similar state law such as joining, assisting, or forming a union, bargaining, picketing, striking, or participating in other activity for mutual aid or protection, or refusing to do so, including using or disclosing information acquired through lawful means regarding wages, hours, benefits, or other terms and conditions of employment, unless the information was entrusted in confidence as part of an employee’s job duties. The exclusions and protections contained in this Section 6.2, including any additions to this Section 6.2 identified in Section 6.3, override any language to the contrary in any other part of this agreement. Consultant is, however, waiving all rights to receive money or other individual relief in connection with an administrative charge or investigation, regardless of whether that charge or investigation was initiated by Consultant, on Consultant’s behalf, on behalf of a group or class to which Consultant purportedly belongs, or otherwise, provided, however, that Consultant may accept money properly awarded by the U.S. Securities and Exchange Commission or other government agency (and not LPL) as a reward for providing information to that agency.

6.3 Additional California Provisions. If Consultant lived or worked in California, the following is added to the end of the general release (Section 6.1):

Consultant is releasing all rights under Section 1542 of the California Civil Code, which reads as follows:

A GENERAL RELEASE DOES NOT EXTEND TO CLAIMS THAT THE CREDITOR OR RELEASING PARTY DOES NOT KNOW OR SUSPECT TO EXIST IN HIS OR HER FAVOR AT THE TIME OF EXECUTING THE RELEASE, AND THAT, IF KNOWN BY HIM OR HER WOULD HAVE MATERIALLY AFFECTED HIS OR HER SETTLEMENT WITH THE DEBTOR OR RELEASED PARTY.

Consultant is not waiving the right to indemnity for necessary expenditures or losses (e.g., reimbursement of business expenses) incurred on behalf of LPL as provided in Section 2802 of the California Labor Code.

The following is added to the exclusions from general release & additional employee protections (Section 6.2):

Regardless of whether or not Consultant signs this agreement, nothing in any LPL agreement, policy, or practice, including this agreement, prevents Consultant from discussing or disclosing information about unlawful acts in the workplace, such as harassment or discrimination or any other conduct that Consultant has reason to believe is unlawful or waives Consultant’s right to testify in an administrative, legislative, or judicial proceeding concerning alleged criminal conduct or alleged sexual harassment on the part of LPL, or on the part of the agents or employees of LPL, when Consultant has been required or requested to attend such a proceeding pursuant to a court order, subpoena, or written request from an administrative agency or the legislature.

7. [Reserved]

8. Assignment. Consultant may not make any assignment of this Consulting Agreement or any interest herein, by operation of law or otherwise, without the prior written consent of LPL.

9. Severability. Should any provision of this Consulting Agreement be held by an arbitrator or court of competent jurisdiction to be illegal, invalid or unenforceable, such provision shall be deemed modified to the extent necessary to allow enforceability of the provision as so limited, it being intended that the parties shall receive the benefit contemplated herein to the fullest extent permitted by law. If a deemed modification is not satisfactory in the judgment of such arbitrator or court, the unenforceable provision shall be deemed deleted, and the legality, validity and enforceability of the remaining provisions of this Consulting Agreement shall not be affected or impaired thereby.

10. Waiver. No waiver of any provision hereof shall be effective unless made in writing and signed by the waiving party. The failure of either party to require the performance of any term or obligation of this Consulting Agreement, or the waiver by either party of any breach of this Consulting Agreement, shall not prevent any subsequent enforcement of such term or obligation or be deemed a waiver of any subsequent breach.

11. Notices. Any notice required or permitted by this Consulting Agreement shall be in writing and shall be delivered as follows with notice deemed given as indicated: (a) by personal delivery when delivered personally; (b) by overnight courier upon written verification of receipt; (c) by email transmission; or (d) by certified or registered mail, return receipt requested, upon verification of receipt.

12. Amendment. This Consulting Agreement may be amended or modified only by a written instrument signed by Consultant and by an authorized officer of LPL.

13. Counterparts. This Consulting Agreement may be executed in two or more counterparts, including by electronic signature, each of which shall be an original and all of which together shall constitute one and the same instrument.

14. Governing Law. The validity, interpretation and performance of this Consulting Agreement shall be construed and interpreted according to the laws of the State of California, excluding its principles of conflicts of law.

15. Entire Agreement/Other Agreements. This Consulting Agreement constitutes the entire agreement between the parties relating to this subject matter and supersedes all prior or contemporaneous oral or written agreements concerning such subject matter.

16. Survival of Obligations. The terms and provisions of this Consulting Agreement that by their nature and terms are designed to survive termination shall survive the termination of this Consulting Agreement, including Sections 1, 2, 4, 5, 6, 7 and 14.

THE PARTIES TO THIS CONSULTING AGREEMENT HAVE READ THE FOREGOING CONSULTING AGREEMENT AND FULLY UNDERSTAND EACH AND EVERY PROVISION CONTAINED HEREIN. WHEREFORE, THE PARTIES HAVE EXECUTED THIS CONSULTING AGREEMENT ON THE DATES SHOWN BELOW.

CONSULTANT

Dated: July 2 , 2025	/s/ Althea Brown
Althea Brown

LPL FINANCIAL LLC

Dated: July 2, 2025	/s/ Kathy Bakke
Kathy Bakke
Interim Chief Human Resources Officer

[Signature Page to Consulting Agreement]

EXHIBIT A

Description of Services

Consultant shall be reasonably available to remotely perform the following services for LPL upon request during the Consulting Period:

•	Support related to the transition of the responsibilities of LPL’s chief legal officer from the Consultant to the personnel serving as interim chief legal officer following the Separation Date